EXHIBIT INDEX

Exhibit 1.1	—

Underwriting Agreement, dated November 8, 2005, among Boardwalk Pipeline Partners, LP, Boardwalk Pipelines Holding Corp., Boardwalk GP, LP, Boardwalk GP, LLC, Boardwalk Pipelines, LLC, Boardwalk Operating GP, LLC, Texas Gas Transmission, LLC, GS Pipeline Company, LLC, Gulf South Pipeline Company, LP and Citigroup Global Markets Inc., Lehman Brothers Inc., Goldman, Sachs & Co., Merrill Lynch,  Pierce Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities, LLC, Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc., Raymond James & Associates, Inc., RBC Capital Markets Corporation, KeyBanc Capital Markets, A Division of McDonald Investments Inc. and Deutsche Bank Securities Inc.